EXHIBIT 10.6

AGREEMENT

AGREEMENT (the “Agreement”), dated as of March 12, 2002, by and between TMP Worldwide Inc., a Delaware corporation (the “Company”), and Margaretta Noonan (“Executive”).

WHEREAS, the Company and Executive wish to confirm their understanding and agreement with respect to Executive’s employment with the Company and/or its Affiliates (as defined in Section 5 below) and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. Subject to Sections 2, 3 and 4 below, the Company agrees to employ Executive and Executive agrees to accept employment with the Company and/or its Affiliates, with Executive’s compensation and benefits to be mutually agreed to from time to time.

2. Termination by the Company. The Company has the right to terminate Executive’s employment, by notice to Executive in writing at any time, (i) for “Cause” or (ii) without Cause for any or no reason, subject to the provisions of Section 4 below. Any such termination shall be effective upon the date specified in such notice. As used in this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) Executive’s willful failure or gross negligence in performance of Executive’s duties or compliance with the reasonable directions of Executive’s supervisor (the “Supervisor”) that remains unremedied for a period of fifteen (15) days after the Supervisor has given Executive written notice specifying in reasonable detail Executive’s failure to perform such duties or comply with such directions; (ii) Executive’s failure to comply with a material employment policy of the Company or an applicable Affiliate that remains unremedied for a period of fifteen (15) days after the Supervisor has given written notice to Executive specifying in reasonable detail Executive’s failure to comply; (iii) Executive’s breach of any material obligation to the Company or any of its or Affiliates (whether under written agreement or otherwise) that remains unremedied for a period of fifteen (15) days after the Supervisor has given Executive written notice specifying in reasonable details Executive’s breach; or (iv) Executive’s commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud.

3. Termination by Executive. Executive has the right to terminate Executive’s employment by sixty (60) days prior written notice to the Company for any or no reason (a ”Voluntary Termination”). Notwithstanding anything to the contrary contained herein, the Company may accelerate the effective date of a Voluntary Termination to any date including, but not limited to, the date on which notice is received by the Company. Following a notice of Voluntary Termination, Executive agrees to fulfill Executive’s duties hereunder and shall cooperate fully in completion and turnover of all matters involving Executive until such termination becomes effective, unless otherwise consented to by the Company.

4. Compensation After Termination.

(a) If Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive pursuant to a Voluntary Termination (except in the event the Voluntary Termination occurs on or within 12 months after a Change in Control (defined below)), then the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the applicable termination or expiration date (except payment of Executive’s salary and provision of benefits, in each case which have accrued through the date of termination or expiration).

(b) If Executive’s employment is terminated by the Company without Cause, or by Executive on or within 12 months after a Change in Control, then, as Executive’s sole and exclusive remedy Executive shall be entitled to receive (i) as severance pay an amount equal to Executive’s then current base salary for a period of one (1) year, payable in regular installments in accordance with the Company’s general payroll practices for salaried employees, and (ii) through the date which is 3 months after last day of employment to make available to Executive medical and dental benefits on the same terms and conditions as would have been made available to Executive had Executive remained employed by the Company or one of its Affiliates during such period, it being understood that Executive will not be able to make any changes in coverage during this period except for changes in beneficiaries and modifications resulting from changes in life status events which are effected by Executive pursuant to the terms and conditions of the applicable benefit program, and (iii) between the date which is 3 months after the last day of employment and the first anniversary of the last day of employment, to the extent Executive chooses to continue Employee’s coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company agrees to pay the applicable premiums; with all of the foregoing being subject, however, to (A) the execution and delivery by Executive of the Company’s then current form of separation agreement and general release applicable to similarly situated employees, the current form of which is attached as Exhibit A hereto, and (B) the expiration of any rescission period provided thereby (without the rescission having been exercised). In the event Executive’s employment is terminated by the Company without Cause, or by Executive on or within 12 months after a Change in Control, then the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date except and only to the extent set forth in the immediately preceding sentence.

(c) For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution. A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(d) Notwithstanding anything in this Section 4 to the contrary, Executive shall in no event be entitled to any payment that would cause any portion of the amount received by Executive to constitute an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). In furtherance of the provisions of this Section, the following provisions shall apply:

(1) Anything in this Agreement to the contrary notwithstanding, in the event that any payment to or for the benefit of Executive (collectively, a “Payment”) would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement shall be reduced to the Reduced Amount (as defined below). Any such reduction shall be accomplished by reducing cash payments constituting part of the payments or other consideration to which Executive has become entitled (collectively, such cash payments and other consideration (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the “Severance Amount”).

(2) The “Reduced Amount” shall be the amount, expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

(3) All determinations required to be made under this Section 4(d) shall be made by the Company’s independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and Executive. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(4) It is possible that as a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made (“Overpayment”) or that an amount in addition to the Severance Payment which will not have been made could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.

(x) Overpayment. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio (from the beginning) to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

(y) Underpayment. If precedent or other substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

5. General Release. In consideration of the Company entering into this Agreement and as a material inducement to the Company to enter into this Agreement, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, claims, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including but not limited to all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, any and all laws, regulations and requirements of the State of New York, and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers’ compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, wrongful termination, wrongful employment practices or other claims relating to Executive’s employment with, or separation of employment from, the Company, any and all rights and claims under any and all employment agreements, arrangements or offer letters (including but not limited to the letter dated May 18, 1998 to Employee from Karen L. MacPherson (the “Offer Letter”)), any and all rights to options or other equity interests in the Company or any of its Affiliates (except to the extent otherwise provided in this Section 5) or any other claims arising under any federal, state or local law, statute, regulation or case law.

As used in this Agreement, the term “Releasees” is a collective reference to the Company and TMP Interactive Inc. d/b/a Monster.com, and each of their respective and present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of their respective directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities. As used in this Agreement, the term “Affiliates” is a reference to all affiliates within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Section 5 to the contrary, nothing in this Section 5 shall be deemed to be a release of (i) Executive’s vested rights, if any, under the Company’s 401(k) plan, (ii) Executive’s rights under this Agreement and the option agreements dated May 19, 1998, December 9, 1998, December 1, 1999, April 4, 2001 and November 1, 2001, and (iii) Executive’s rights to shares of Company Common Stock acquired upon exercise of the foregoing options or acquired in the open market.

6. Review Period; Rescission. Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider this Agreement. Once this Agreement is executed, Executive may rescind this Agreement within 7 calendar days of signing. To be effective, any rescission must be in writing and delivered to the Company at 622 Third Avenue, New York, NY 10017, Attn: General Counsel, either by hand or by mail within the 7 days period. If sent by mail, the rescission must be (i) postmarked within the 7 day period; (ii) properly addressed to the Company; and (iii) sent by certified mail, return receipt requested. After the 7 day rescission period has passed, this Agreement shall be irrevocable.

7. Non-admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission by the Company that (i) it or any of its Affiliates has violated any state or federal law, rule, regulation, principle of common law or other obligation, or that (ii) it or any of its Affiliates has engaged in any wrongdoing, or (iii) that Executive would be entitled to any of the consideration described in provided herein in the absence of this Agreement.

8. Responsibilities et. al. It is understood that Executive’s reporting structure, title and responsibilities with respect to the Company and/or its Affiliates shall be determined by the Company in its sole and absolute discretion and may be changed from time to time by the Company in its sole and absolute discretion. It is understood and agreed that no such change in Executive’s job title, reporting structure and/or responsibilities shall give rise to or be deemed to constitute a termination without Cause or otherwise entitle Executive to receive any compensation or benefits pursuant to Section 4(b) above, it being understood that the compensation and benefits described in Section 4(b) are payable only in the narrow circumstances described in such Section 4(b).

9. Entire Agreement. This Agreement sets forth the entire understanding of the parties, and terminates, supersedes and preempts all prior oral or written understandings and agreements with respect to Executive’s employment with the Company and any of its subsidiaries or Affiliates, including but not limited to the Offer Letter.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York without giving effect to provisions thereof regarding conflict of laws.

11. Notices. Any notice, consent or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, or (d) delivered by facsimile transmission, at the addresses and/or facsimile numbers as set forth below or at such other addresses and/or facsimile numbers as may be furnished in writing. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing, except in the case of notice given by facsimile transmission, which shall be deemed received upon the next business day following the date of transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error to the addressee’s facsimile number. In the case of notices sent by facsimile transmission, the sender shall within one business day also mail a copy of the notice to the addressee’s address for notices, together with a copy of the confirmation slip; however, such mailing shall in no way affect the time at which the facsimile notice is deemed received.

(a) If to Executive:

Margareta Noonan

46 Beach Street

Bloomfield, NJ 07003

(b) If to the Company:

TMP Worldwide Inc.

622 Third Avenue, 39th Floor

New York, New York 10017

Attention: Andrew J. McKelvey

Telecopy: (917) 256-8511

with a copy to:

TMP Worldwide Inc.

622 Third Avenue, 39th Floor

New York, New York 10017

Attention: Myron Olesnyckyj, Esq.

Telecopy: (917) 256-8526

12. VOLUNTARY AND KNOWING ACTION. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: TMP WORLDWIDE INC.

By:	/s/

Name:
Title:

EXECUTIVE:

/s/ Margaretta Noonan

Margaretta Noonan

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